Exhibit 1.01

ERBA Diagnostics, Inc.

Conflict Minerals Report

This Conflict Minerals Report of ERBA Diagnostics, Inc. (the “Company”) is for calendar year 2015 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “Exchange Act”). Pursuant to Rule 13p-1 the Company is required to make specialized disclosure and conduct related diligence with respect to Conflict Minerals which are necessary to the functionality or production of products manufactured by the Company or contracted by the Company to be manufactured. The term “Conflict Mineral” means columbite-tantalite, cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten or any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of Congo (“DRC”) or an adjoining country. Reference is made to Rule 13p-1 and Form SD for definitions of capitalized terms used in this report, but not otherwise defined herein.

Company Overview

The Company is a fully integrated in vitro diagnostics company, offering a comprehensive suite of clinical testing products throughout the U.S. and emerging markets. The Company serves as a one-stop shop for the testing needs of the growing number of smaller hospitals, reference labs, and physician clinics. The Company’s line of proprietary and automated instruments, test kits, and reagents provide customers with autoimmune, infectious diseases, clinical chemistry, hematology, and diabetes testing.

The Company evaluated its current product lines and determined that Conflict Minerals, specifically tantalum, tin, tungsten and gold, are necessary to the functionality or production of certain products manufactured by the Company or contracted by the Company to be manufactured.

Reasonable Country of Origin Inquiry

The Company conducted, in good faith, a reasonable country of origin inquiry in an effort to determine whether any of the Conflict Minerals used in such products originated in the DRC or an adjoining country. The Company’s reasonable country of origin inquiry was implemented by a team consisting of members from its Technical Operations, Quality Assurance and Procurement departments. The team reported to the Company’s Vice President of Operations, who reported to certain members of the Company’s executive management team, including, without limitation, the Company’s Chief Executive Officer.

The Company sent out surveys to its direct suppliers of materials, which included the Company’s original equipment manufacturer (“OEM”) sources, suppliers of electrical components and suppliers of printed circuit board assembly (“PCBA”), for its products that the Company determined contained or were likely to contain Conflict Minerals. The Company used the template created by the Electronic Industry Citizenship Coalition/Global e-Sustainability Initiative’s conflict-free sourcing initiative (the “CFSI”) for its survey. The survey requested information regarding, among other things, whether the supplier: (i) required its suppliers to be DRC conflict-free; (ii) implemented due diligence measures for conflict-free sourcing; and (iii) requested information from its suppliers with respect to whether the Conflict Minerals may have originated in the DRC or from a source that supported conflict in the region. The Company reviewed the responses and information that it received from its responding suppliers, followed up with the respective responding suppliers as necessary and followed up by email and telephone with the suppliers who did not respond to the Company’s requests for information.

Due Diligence Process

In accordance with Rule 13p-1, the Company exercised due diligence measures regarding the source and chain of custody of the Conflict Minerals in its products. The Company conducted its due diligence measures in conformance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2011) (the “OECD Framework”), an internationally recognized due diligence framework.

The Company designed and implemented a due diligence process that included:

●	review of bills of materials for the Company’s products;
●	completion of CFSI survey by the Company;
●

conducting supplier CFSI surveys of each OEM source, electrical component supplier and PCBA supplier for the Company’s products that the Company determined contained or were likely to contain Conflict Minerals, and requiring each such supplier to conduct the same CFSI survey with its direct suppliers;

●

communication with each supplier based on the responses to the CFSI survey, including a review of any non-conformance or potential non-compliance with conflict-free sourcing and whether the Company will require such supplier to take corrective action; and

●	retention of relevant documentation from the Company’s reasonable country of origin inquiry and due diligence procedures for the Company’s tracking program and continued risk management efforts.

Because the Company is several levels upstream in the manufacturing process and, therefore, removed from the sourcing of Conflict Minerals, the Company’s exercise of diligence was limited by the information that its suppliers provided in the surveys. Similarly, the responses provided by the Company’s direct suppliers were dependent upon the information provided by their suppliers through such direct supplier’s own supplier inquiries. For example, some of the Company’s direct suppliers were unable to fully identify or locate the source of the Conflict Minerals from their own components manufacturers or smelters. The Company continues to work with such suppliers to identify the source and location of the Conflict Minerals.

The Company is unable to definitively determine, after exercising due diligence, that the Company’s products are “DRC conflict free,” therefore, the Company has determined that all of the Company’s products that contain Conflict Minerals are “DRC conflict undeterminable.” In accordance with the rules of the Securities and Exchange Commission and related guidance, including, without limitation, Rule 13p-1 and Form SD, an independent private sector audit of the Company’s Conflict Minerals report for calendar year 2015 was not required because the Company is a “smaller reporting company.”

Products

The table below provides information, to the extent the Company knows such information or was able to determine such information following the exercise of due diligence, regarding the Conflict Minerals that are necessary to the functionality or production of certain products manufactured by the Company or contracted by the Company to be manufactured.

Product	Product Description	Facilities Used to Process the Conflict Minerals in the Product (if known)	Country of Origin of the Necessary Conflict Minerals (if known)	Efforts to Determine Location of Origin
DS360	HbA1c Analyzer	Unknown	Unknown	See “Due Diligence Process” above
Excel 2280	Hematology Analyzer	Unknown	Unknown	See “Due Diligence Process” above
Drew 3	Hematology Analyzer	Unknown	Unknown	See “Due Diligence Process” above
Hemavet	Vetinary Hematology Analyzer	Unknown	Unknown	See “Due Diligence Process” above
Mago Plus	ELISA Processor and Reader	Unknown	Unknown	See “Due Diligence Process” above
XL 400	Clinical Chemistry Analyzer	Unknown	Unknown	See “Due Diligence Process” above
DSX/DS2	ELISA Processor/Reader	Unknown	Unknown	See “Due Diligence Process” above

Risk Mitigation Improvement Program

The Company is working diligently to improve its due diligence measures and to mitigate the risk that Conflict Minerals used in the Company’s products are, or will be, sourced from the DRC or an adjoining country. The Company anticipates implementing the following due diligence measures, including, without limitation:

●

creation of a risk management plan and adoption of a formal Conflict Minerals policy which incorporates standards against which due diligence is to be conducted and expectations of suppliers of the Company;

●

creation of a system of controls over the supply of Conflict Minerals, including a chain of custody or tracking requirement from suppliers regarding the reasonable country of origin of the Conflict Minerals; and

●	review of the diligence measures and Conflict Minerals policies of current suppliers and, if necessary, research alternative sourcing mechanisms.